Registration No. 33-

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933


                            ENVIROSOURCE, INC.
          (Exact name of Registrant as specified in its charter)

     Delaware                           34-0617390
(State of Incorporation)             (I.R.S. Employer
                                   Identification Number)

Five High Ridge Park, P.O. Box 10309, Stamford, CT   06904-2309
               (Address of principal offices)


                ENVIROSOURCE, INC. 1993 STOCK OPTION PLAN
                         (Full Title of the Plan)

Christina E. Huben, Esq.           Copy to:
General Counsel and Secretary      Richard A. Goldman, Esq.
EnviroSource, Inc.                 Dechert Price & Rhoads
Five High Ridge Park               477 Madison Avenue
P.O. Box 10309                     New York, NY  10022
Stamford, CT  06904-2309           (212) 326-3554
(203) 322-8333
(Telephone number, including area
code, of agent for service)


                      CALCULATION OF REGISTRATION FEE
=================================================================
               Proposed      Proposed
Title of       maximum       maximum
securities     Amount        offering   aggregate  Amount of
to be    to be price per     offering   registration
registered     registered    share (1)  price (1)  fee
- -----------------------------------------------------------------
Common Stock,  1,750,000(2)  $3.25      $5,687,500 $1,961.21
par value
$.05 per share
=================================================================

(1) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 on the basis of $3.25 per share, the average of the high and low prices of the Registrant's Common Stock as reported on the National Association of Securities Dealers Automated Quotation System on April 5, 1994.

(2) Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional indeterminate number of shares of Common Stock or other securities as may become issuable upon exercise of purchase rights or otherwise by reason of adjustments pursuant to the anti-dilution provisions of the EnviroSource, Inc. 1993 Stock Option Plan.

                                PART I


         INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

         Information required by this Item is omitted from this Registration Statement in accordance with the Introductory
Note to Part I of Form S-8.


Item 2.  Registrant Information and Employee Plan Annual
         Information.

         Information required by this Item is omitted from this Registration Statement in accordance with the Introductory
Note to Part I of Form S-8.

                               PART II


          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents of EnviroSource, Inc. (the
"Company") filed with the Securities and Exchange Commission
(the "Commission") are incorporated by reference in this Registration Statement:

              1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed pursuant to the Securities Exchange Act of 1934, as amended (the
"Exchange Act").

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


Item 4.  Description of Securities.

General

         At April 1, 1994, the authorized capital stock of the Company consisted of 60,000,000 shares of common stock, par value $.05 per share (the "Common Stock") and 5,620,000 shares of preferred stock, par value $.25 per share. At
April 1, 1994, there were outstanding 40,055,759 shares of Common Stock and 308,580 shares of Class G preferred stock, and there were approximately 7.5 million shares of Common Stock reserved for issuance in connection with options, warrants and conversion rights.

         The Company may issue additional shares of Common Stock and preferred stock in the future in connection with acquisitions, corporate combinations or financing activities.

Common Stock

         Holders of the Common Stock are entitled to one vote for each share held of record, and are entitled to receive any dividends that may be declared by the Board of Directors out of funds legally available therefor and (after satisfaction in full of the prior rights of creditors and the holders of preferred stock) to share pro rata in the net assets of the Company upon liquidation. Holders of the Common Stock do not have preemptive, subscription or redemption rights. Upon issuance in accordance with the terms of the 1993 Stock Option Plan, and after receipt of consideration therefor, all shares of the Common Stock offered hereby will be validly issued, fully paid and nonassessable.

         The Company has not paid a cash dividend on its Common Stock since November 1983 and has no present plan to pay cash dividends. The Company is currently prohibited from paying cash dividends on its Common Stock by its bank credit agreement. In addition, the indenture governing the Company's 9-3/4% Senior Notes due 2003 restricts the payment of dividends under certain circumstances.

         The Company's Certificate of Incorporation requires the affirmative vote of the holders of 80% of the outstanding shares of the Common Stock voting separately as a class to remove any director and requires the affirmative vote of the holders of 66-2/3% of the outstanding shares of the Common
Stock voting separately as a class (i) to amend the Certificate of Incorporation (except to change the name of the Company or its principal office, which may be accomplished by a majority vote) or (ii) to approve the issuance during any 24-month period of shares of capital stock or other securities which would entitle the holders thereof to cast 5% or more of the votes for the election of directors, any merger, consolidation or other reorganization of the Company, any dissolution, liquidation or winding up of the Company or any sale or disposition of any substantial portion of the assets of the Company; except that such 66-
2/3% vote of the stockholders is not required to authorize or effect any transaction described in clause (ii) that has been approved by 80% of the Board of Directors. In addition, the Company's By-laws provide that special stockholders' meetings may be held only pursuant to a call by the Chairman of the Board, the President, the Board of Directors or any person or persons holding at least 50% of the outstanding shares entitled to vote at such meeting.

         The Common Stock is traded on the NASDAQ National
Market System and is listed on the Pacific Stock Exchange.
The transfer agent and registrar for the Common Stock and preferred stock is American Stock Transfer & Trust Company.


Item 5.  Interests of Named Experts and Counsel.

         None.

Item 6.  Indemnification of Directors and Officers.

         The Company's Certificate of Incorporation, as amended, and By-laws, as amended, provide that the Company shall, to the full extent permitted by Section 145 of the Delaware
General Corporation Law, indemnify all persons whom the Company has the power to indemnify under such law. Section
145 provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify officers and directors in actions by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation.
Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify that person against expenses actually and reasonably incurred.

         As authorized by Section 145 of the Delaware General Corporation Law, the Company maintains a directors and officers liability insurance policy that indemnifies such persons against loss arising from certain claims made by reason of their being directors or officers of the Company.


Item 7.  Exemption from Registration Claimed.

         None.


Item 8.  Exhibits.

         See the Exhibit Index on page 11.

Item 9.  Undertakings.

UNDERTAKING REQUIRED BY ITEM 512(a)
OF REGULATION S-K

         The Company hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i)  to include any prospectus required by Section
    10(a)(3) of the Securities Act of 1933 (the "Securities
    Act");

         (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

    (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

UNDERTAKING REQUIRED BY ITEM 512(b)
OF REGULATION S-K

    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section
13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

UNDERTAKING REQUIRED BY ITEM 512(h)
OF REGULATION S-K

    A brief description of the indemnification provisions relating to directors, officers and controlling persons of the Company against liability is set forth in Item 6 of Part II of this Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                              SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stamford, Connecticut on this 7th day of April, 1994.


                   ENVIROSOURCE, INC.



                   By:/S/ LOUIS A. GUZZETTI, JR.
                      Louis A. Guzzetti, Jr., President
                        and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant, and in the capacities indicated on April 7, 1994. Each of the undersigned, in his or her capacity as an officer or director, or both, of the Registrant, does hereby appoint Christina E. Huben, with full power to act as his or her true and lawful attorney, to execute in his or her name, place and stead, any and all amendments and post-effective amendments to this Registration Statement and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission; and does hereby provide that said attorney shall have full power of substitution and resubstitution and that said attorney shall have full power and authority to do and perform in the name and on behalf of the undersigned in any and all capacities every act whatsoever required to be done in the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and approving the acts of said attorney.


Signature                         Title


/S/ LOUIS A. GUZZETTI, JR.        President and Chief
Executive
Louis A. Guzzetti, Jr.             Officer (Principal
Executive                          Officer) and Director

Signature                         Title


/S/ JAMES C. HULL                 Vice President and Chief
James C. Hull                      Financial Officer
  (Principal Financial
  Accounting Officer)


/S/ RONALD P. SPOGLI              Chairman of the Board of
Ronald P. Spogli                  Directors


/S/ WALLACE B. ASKINS             Director
Wallace B. Askins


/S/ RAYMOND P. CALDIERO           Director
Raymond P. Caldiero


/S/ JEFFREY G. MILLER             Director
Jeffrey G. Miller


                                  Director
Jon D. Ralph


/S/ JOHN M. ROTH                  Director
John M. Roth


/S/ ARTHUR R. SEDER, JR.          Director
Arthur R. Seder, Jr.


/S/ WILLIAM H. SHERER             Director
William H. Sherer


/S/ J. FREDERICK SIMMONS          Director
J. Frederick Simmons


                                  Director
William M. Wardlaw

                            EXHIBIT INDEX


Number            Exhibit                         Page

 4.1  Form of EnviroSource, Inc. 1993 Stock
      Option Plan (incorporated herein by
      reference to Exhibit 10.21 to Amendment
      No. 1 to the Company's Registration
      Statement on Form S-1, filed June 14,
      1993 (File No. 33-62050)).

 5.1  Opinion of Dechert Price & Rhoads.         EX-5.1

23.1  Consent of Ernst & Young.                  EX-23.1

23.2  Consent of KPMG Peat Marwick               EX-23.2

23.3  Consent of Dechert Price & Rhoads
      (contained in opinion filed as Exhibit 5.1 to this Registration Statement).

24.1  Power of Attorney (contained on the
      signature page of this Registration
      Statement).